Exhibit 1.1

CONTACTS Chief Financial Officer Doron Abramovitch +972-3766-8610 Corporate Media Relations: Deborah Szajngarten (201) 785-3206 deborah.szajngarten@radware.com

For Immediate Release

Radware Announces 2015 Annual General Meeting

TEL AVIV, ISRAEL, September 30, 2015 – Radware® Ltd. (NASDAQ: RDWR), a leading provider of cyber security and application delivery solutions ensuring optimal service level for applications in virtual, cloud and software defined data centers, today announced that its 2015 Annual General Meeting of Shareholders will be held on Thursday, November 5, 2015, at 3:00 p.m. (Israel time), at the offices of the Company, 22 Raoul Wallenberg Street, Tel Aviv, Israel. The record date for the meeting is October 5, 2015.

The agenda of the meeting is as follows:

1.	To re-elect Messrs. Yehuda Zisapel and Avraham Asheri as Class I directors of the Company until the annual general meeting of shareholders to be held in 2018;

2.	To re-elect Mr. David Rubner as an external director of the Company for a period of three years;

3.	To approve a modification in the terms of the annual bonus to the Chief Executive Officer of the Company;

4.	To approve a grant of stock options to the Chief Executive Officer of the Company;

5.	To approve an amendment to the Company's Compensation Policy for Executive Officers and Directors;

6.	To approve a grant of stock options to the Chairman of the Board of Directors of the Company; and

7.
To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s auditors, and to authorize the Board of Directors to delegate to the Audit Committee the authority to fix their remuneration in accordance with the volume and nature of their services.

In addition to adopting the above resolutions, at the meeting the Company will (i) present and discuss the financial statements of the Company for the year ended December 31, 2014 and the Auditors’ Report for this period; and (ii) transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

Items 1 through 7 require the approval of a simple majority of the shares voted on the matter (with respect to Item 2, since the Company does not have a "controlling shareholder"); provided that with respect to Items 3 through 6 either (i) the shares voted in favor of the matter include at least a majority of the shares voted by shareholders who are not “controlling shareholders” or do not have a "personal interest" (as such terms are defined in the Companies Law)  in approving the resolution or (ii) the total number of shares voted against such matter by shareholders who are not controlling shareholders or have a personal interest as aforesaid does not exceed 2% of the Company’s voting power.

In the absence of requisite quorum of shareholders in the meeting, the meeting shall be adjourned to the same day in the next week, at the same time and place, unless otherwise determined at the meeting in accordance with the Company's Articles of Association.

Position Statements

In accordance with the Companies Law, (i) position statements with respect to any of the proposals at the meeting must be delivered to the Company no later than 10 days prior to the meeting date and (ii) eligible shareholders, holding at least 1% of our outstanding ordinary shares, may present proper proposals for inclusion in the meeting by submitting their proposals to the Company no later than one week following the date hereof and, if the Company determines that a shareholder proposal is appropriate to be added to the agenda in the meeting, the Company will publish a revised agenda in the manner set forth below.

Additional Information and Where to Find It

In connection with the meeting, Radware will send to its shareholders of record a proxy statement describing the various matters to be voted upon at the meeting, along with a proxy card enabling them to indicate their vote on each matter. The Company will also furnish copies of the proxy statement and proxy card to the Securities and Exchange Commission (SEC) on Form 6-K, which may be obtained for free from the SEC's website at www.sec.gov, the Company’s website at www.radware.com or by directing such request to the Company's Investor Relations above.

If applicable, valid position statements and/or revised meeting agenda will be published by way of issuing a press release and/or submitting a Form 6-K to the SEC (which will be made available to the public on the SEC’s website above).

About Radware

Radware (NASDAQ: RDWR), is a global leader of application delivery and application security solutions for virtual, cloud and software defined data centers. Its award-winning solutions portfolio delivers service level assurance for business-critical applications, while maximizing IT efficiency.

Radware’s solutions empower more than 10,000 enterprise and carrier customers worldwide to adapt to market challenges quickly, maintain business continuity and achieve maximum productivity while keeping costs down.  For more information, please visit www.radware.com

Radware encourages you to join our community and follow us on: Facebook, Google+, LinkedIn, Radware Blog, SlideShare, Twitter, YouTube, Radware Connect app for iPhone® and our security center DDoSWarriors.com that provides a comprehensive analysis on DDoS attack tools, trends and threats.

©2015 Radware Ltd. All rights reserved. Radware and all other Radware product and service names are registered trademarks or trademarks of Radware in the U.S. and other countries. All other trademarks and names are property of their respective owners.

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This press release may contain statements concerning Radware’s future prospects that are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by, or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. These statements are based on current expectations and projections that involve a number of risks and uncertainties.  There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts and estimates.  These risks and uncertainties, as well as others, are discussed in greater detail in Radware’s Annual Report on Form 20-F and Radware’s other filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date on which they are made and Radware undertakes no commitment to revise or update any forward-looking statement in order to reflect events or circumstances after the date any such statement is made. Radware’s public filings are available from the Securities and Exchange Commission’s website at www.sec.gov or may be obtained on Radware’s website at www.radware.com.